As filed with the Securities and Exchange Commission on December 13, 2011

File No. 811-05028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 286	☒

PIMCO Funds

(Exact name of Registrant as Specified in Charter)

840 Newport Center Drive

Newport Beach, California 92660

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (866) 746-2606

Robert W. Helm, Esq. Brendan C. Fox, Esq. Dechert LLP 1775 I Street, N.W. Washington, D.C. 20006	Brent R. Harris Pacific Investment Management Company LLC 840 Newport Center Drive Newport Beach, California 92660
(Name and Address of Agent for Service)

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

EXPLANATORY NOTE

This Amendment No. 286 to the Registration Statement of PIMCO Funds (the “Trust” or the “Registrant”) on Form N-1A (File No. 811-05028) (the “Registration Statement”) is being filed to amend the Trust’s Offering Memoranda, each dated July 31, 2011, as amended to date.

The shares of beneficial interest in the Private Account Portfolio Series are not registered under the Securities Act of 1933, as amended (the “1933 Act”) because such shares will be issued by the Registrant solely in private placement transactions that do not involve any “public offering” within the meaning of the 1933 Act. Shares of the Private Account Portfolio Series may be purchased only by clients of Pacific Investment Management Company LLC, including separately managed private accounts and investment companies registered under the 1940 Act and other funds, who are “accredited investors,” as defined in Regulation D under the 1933 Act, and either (i) “qualified purchasers,” as defined for purposes of Section 3(c)(7) of the 1940 Act, or (ii) “qualified institutional buyers,” as defined in Rule 144A(a)(1) under the 1933 Act. Shares of the Private Account Portfolio Series may also be purchased by certain investors outside of the United States consistent with applicable regulatory requirements. This Amendment is not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the 1933 Act.

PIMCO Funds

Private Account Portfolio Series

Amendment Dated December 13, 2011 to the Offering Memorandum dated July 31, 2011

(the “Offering Memorandum”), as amended from time to time

Disclosure Related to the Duration of the Portfolios

Effective immediately, the third sentence of the first paragraph of the “Principal Investment Strategies” section of the PIMCO Moderate Duration Portfolio’s Portfolio Summary in the Offering Memorandum is deleted in its entirety and replaced with the following:

The average portfolio duration of this Portfolio will vary based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and will normally vary within plus half a year of the portfolio duration of the securities comprising the Barclays Capital Intermediate Government/Credit Bond Index, as calculated by PIMCO, which was 3.96 years as of October 31, 2011, or 4.25 years (whichever is shorter).

In addition, effective immediately, the first sentence of the fourth paragraph of the “Principal Investment Strategies” section of the PIMCO Senior Floating Rate Portfolio’s Portfolio Summary in the Offering Memorandum is deleted in its entirety and replaced with the following:

The average duration of the Portfolio will vary based on PIMCO’s forecast for interest rates and will normally vary within one year (plus or minus) of the portfolio duration of the securities comprising the Credit Suisse Institutional Leveraged Loan Index, as calculated by PIMCO, which was less than 1 year as of the date of this Offering Memorandum.

Additionally, effective immediately, the following sentence is added after the last sentence of the “Characteristics and Risks of Securities and Investment Techniques – Duration” section in the Offering Memorandum:

PIMCO uses an internal model for calculating duration, which may result in a different value for the duration of an index compared to the duration calculated by the index provider or another third party.

Investors Should Retain This Amendment For Future Reference

PIMCO Funds

Private Account Portfolio Series

Amendment Dated December 13, 2011 to the

PIMCO Short-Term Floating NAV Portfolio Offering Memorandum dated July 31, 2011

(the “Offering Memorandum”), as amended from time to time

Disclosure Related to Duration

Effective immediately, the following sentence is added after the last sentence of the “Characteristics and Risks of Securities and Investment Techniques — Duration” section in the Offering Memorandum:

PIMCO uses an internal model for calculating duration, which may result in a different value for the duration of an index compared to the duration calculated by the index provider or another third party.

Investors Should Retain This Amendment For Future Reference

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)	(1)	Amended and Restated Declaration of Trust dated December 15, 2010(13)
	(2)	Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated November 9, 2010(13)
	(3)	Establishment and Designation of Series of Beneficial Interest relating to the PIMCO Total Return Fund IV dated February 7, 2011(16)
(4)

Establishment and Designation of Series of Beneficial Interest relating to the PIMCO Emerging

Markets Corporate Bond Fund, PIMCO Senior Floating Rate Portfolio, PIMCO International

Fundamental IndexPLUS® TR Strategy Fund, PIMCO RealRetirement® 2015 Fund, PIMCO

RealRetirement® 2025 Fund, PIMCO RealRetirement® 2035 Fund and PIMCO Small Company

Fundamental IndexPLUS® TR Strategy Fund dated February 28, 2011(14)

	(5)	Establishment and Designation of Series of Beneficial Interest relating to the PIMCO Senior Floating Rate Fund dated February 7, 2011(16)
	(6)	Establishment and Designation of Series of Beneficial Interest relating to the PIMCO Credit Absolute Return Fund and PIMCO Inflation Response Multi-Asset Fund dated May 23, 2011(18)
	(7)	Establishment and Designation of Series of Beneficial Interest relating to the PIMCO Low Duration Portfolio and the PIMCO Moderate Duration Portfolio(20)
(b)		Amended and Restated By-Laws of Registrant dated December 15, 2010(13)
(c)		Not applicable
(d)	(1)	Amended and Restated Investment Advisory Contract dated February 23, 2009(3)
(2)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract

relating to the PIMCO Emerging Markets and Infrastructure Bond Fund and the PIMCO MuniGO

Fund dated May 19, 2009(5)

(3)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract

relating to the PIMCO Real Income 2019 Fund, PIMCO Real Income 2029 Fund, and PIMCO Tax

Managed Real Return Fund dated August 11, 2009 (7)

	(4)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to fee changes dated October 1, 2009(8)
(5)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract

relating to the PIMCO CommoditiesPLUS Strategy Fund and PIMCO CommoditiesPLUS Short

Strategy Fund dated February 23, 2010(9)

(6)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract

relating to the PIMCO High Yield Spectrum Fund and PIMCO Funds: Private Account Portfolio

Series FX Strategies Portfolio dated August 17, 2010(11)

	(7)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to certain fee reductions dated October 1, 2010(12)
(8)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract

relating to the PIMCO Funds: Private Account Portfolio Series Senior Floating Rate Portfolio,

PIMCO Senior Floating Rate Fund, PIMCO Total Return Fund IV, PIMCO International

Fundamental IndexPLUS® TR Strategy Fund, PIMCO RealRetirement® 2015 Fund, PIMCO

RealRetirement® 2025 Fund, PIMCO RealRetirement® 2035 Fund and PIMCO Small Company

Fundamental IndexPLUS® TR Strategy Fund dated February 28, 2011(15)

(9)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract

relating to the PIMCO Credit Absolute Return Fund and PIMCO Inflation Response Multi-Asset

Fund dated May 23, 2011(18)

	(10)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Low Duration Portfolio and PIMCO Moderate Duration Portfolio dated August 16, 2011(20)
	(11)	Amended and Restated Asset Allocation Sub-Advisory Agreement relating to PIMCO All Asset Fund and PIMCO All Asset All Authority Fund dated December 1, 2010 (17)

	(12)	Sub-Advisory Agreement relating to the PIMCO Fundamental IndexPLUS Fund and PIMCO Fundamental IndexPLUS TR Fund dated October 13, 2006(8)
	(13)	Supplement to Sub-Advisory Agreement relating to the PIMCO Fundamental Advantage Tax Efficient Strategy Fund and PIMCO Fundamental Advantage Total Return Strategy Fund dated February 28, 2008(4)
	(14)	Sub-Advisory Agreement relating to the PIMCO EM Fundamental IndexPLUS TR Strategy Fund dated November 10, 2008(6)
(15)

Form of Supplement to Sub-Advisory Agreement relating to the PIMCO International

Fundamental IndexPLUS® TR Strategy and PIMCO Small Company Fundamental IndexPLUS®

TR Strategy Fund dated August 16, 2011(19)

(e)	(1)	Distribution Contract dated November 9, 2010(13)
(2)

Supplement to Distribution Contract relating to the PIMCO Funds: Private Account Portfolio

Series Senior Floating Rate Portfolio, PIMCO Senior Floating Rate Fund, PIMCO Total Return

Fund IV, PIMCO International Fundamental IndexPLUS® TR Strategy Fund, PIMCO

RealRetirement® 2015 Fund, PIMCO RealRetirement® 2025 Fund, PIMCO RealRetirement®

2035 Fund and PIMCO Small Company Fundamental IndexPLUS® TR Strategy Fund dated

February 28, 2011 (16)

	(3)	Supplement to Distribution Contract relating to the PIMCO Credit Absolute Return Fund and PIMCO Inflation Response Multi-Asset Fund dated May 23, 2011(18)
	(4)	Supplement to Distribution Contract relating to the PIMCO Low Duration Portfolio and PIMCO Moderate Duration Portfolio dated August 16, 2011(20)
(f)		Not Applicable
(g)	(1)	Custody and Investment Accounting Agreement dated January 1, 2000(6)
	(2)	Amendment to Custody and Investment Accounting Agreement dated June 8, 2001(6)
	(3)	Amendment to Custody and Investment Accounting Agreement dated March 30, 2010(9)
(h)	(1)	Amended and Restated Supervision and Administration Agreement dated November 9, 2010(13)
(2)

Supplement to the Supervision and Administration Agreement relating to the PIMCO Funds:

Private Account Portfolio Series Senior Floating Rate Portfolio, PIMCO Senior Floating Rate

Fund, PIMCO Total Return Fund IV, PIMCO International Fundamental IndexPLUS® TR

Strategy Fund, PIMCO RealRetirement® 2015 Fund, PIMCO RealRetirement® 2025 Fund,

PIMCO RealRetirement® 2035 Fund and PIMCO Small Company Fundamental IndexPLUS® TR

Strategy Fund dated February 28, 2011(15)

	(3)	Supplement to the Supervision and Administration Agreement relating to the PIMCO Credit Absolute Return Fund and PIMCO Inflation Response Multi-Asset Fund dated May 23, 2011(18)
	(4)	Supplement to the Supervision and Administration Agreement relating to the PIMCO Low Duration Portfolio and PIMCO Moderate Duration Portfolio dated August 16, 2011(20)
	(5)	Amended and Restated Fee Waiver Agreement relating to PIMCO High Yield Municipal Bond Fund dated February 23, 2009(6)
	(6)	Amended and Restated Fee Waiver Agreement relating to PIMCO Income Fund dated February 23, 2009(6)
	(7)	Amendment No. 1 to the Amended and Restated Fee Waiver Agreement relating to PIMCO Income Fund dated August 1, 2010(17)
	(8)	Second Amended and Restated Fee Waiver Agreement relating to PIMCO High Yield Municipal Bond Fund for Class A, Class C and Class D Shares dated February 23, 2009(6)
	(9)	Fourth Amended and Restated Fee Waiver Agreement relating to the PIMCO Global Multi-Asset Fund dated July 25, 2011(17)
(10)

Fifth Amended and Restated Fee Waiver Agreement relating to the PIMCO RealRetirement® 2010

Fund, PIMCO RealRetirement® 2015 Fund, PIMCO RealRetirement® 2020 Fund, PIMCO

RealRetirement® 2025 Fund, PIMCO RealRetirement® 2030 Fund, PIMCO RealRetirement®

2035 Fund, PIMCO RealRetirement® 2040 Fund and PIMCO RealRetirement® 2050 Fund dated

July 25, 2011(17)

	(11)	Amended and Restated Fee Waiver Agreement relating to the PIMCO Inflation Response Multi- Asset Fund dated July 25, 2011(17)

	(12)	Fee Waiver Agreement relating to the PIMCO High Yield Spectrum Fund dated August 27, 2010(11)
	(13)	Fee and Expense Limitation Agreement relating to PIMCO Government Money Market Fund, PIMCO Money Market Fund and PIMCO Treasury Money Market Fund dated February 14, 2011(17)
	(14)	Amended and Restated Expense Limitation Agreement dated February 23, 2009 (17)
	(15)	Amendment to Amended and Restated Expense Limitation Agreement dated February 23, 2010(17)
	(16)	Revised schedules A and B to Amended and Restated Expense Limitation Agreement dated May 23, 2011(17)
	(17)	PIMCO Cayman Commodity Fund I Ltd. Appointment of Agent for Service of Process(1)
	(18)	PIMCO Cayman Commodity Fund II Ltd. Appointment of Agent for Service of Process(2)
	(19)	PIMCO Cayman Commodity Fund III Ltd. Appointment of Agent for Service of Process(9)
	(20)	PIMCO Cayman Commodity Fund IV Ltd. Appointment of Agent for Service of Process(9)
	(21)	PIMCO Cayman Commodity Fund VII, Ltd. Appointment of Agent for Service of Process(18)
	(22)	Transfer Agency and Service Agreement dated October 3, 2008(9)
	(23)	Amendment to the Transfer Agency and Service Agreement dated June 1, 2010(15)
	(24)	Amendment to the Transfer Agency and Service Agreement dated May 1, 2011(17)
(i)		Opinion and Consent of Counsel(21)
(j)		Consent of Independent Registered Public Accounting Firm(21)
(k)		Not Applicable
(l)		Not Applicable
(m)	(1)	Distribution and Servicing Plan for Class A Shares(6)
	(2)	Distribution and Servicing Plan for Class B Shares(6)
	(3)	Distribution and Servicing Plan for Class C Shares(6)
	(4)	Amended and Restated Distribution Plan for Administrative Class Shares(6)
	(5)	Amended and Restated Administrative Services Plan for Administrative Class Shares(6)
	(6)	Distribution and Services Plan for Class R Shares(6)
	(7)	Form of Shareholder Servicing Agreement for Class P Shares(1)
	(8)	Form of Shareholder Servicing Agreement for Class M Shares (3)
(n)		Tenth Amended and Restated Multi-Class Plan Adopted Pursuant to Rule 18f-3 dated November 9, 2010(13)
(p)	(1)	Revised Code of Ethics for the Registrant(15)
	(2)	Revised Code of Ethics for PIMCO(15)
	(3)	Form of Code of Ethics for Research Affiliates LLC(9)
	(4)	Revised Code of Ethics for PIMCO Investments LLC(15)
*		Power of Attorney(10)

(1)	Filed with Post-Effective Amendment No. 133 on April 29, 2008, and incorporated by reference herein.
(2)	Filed with Post-Effective Amendment No. 147 on December 22, 2008, and incorporated by reference herein.
(3)	Filed with Post-Effective Amendment No. 151 on March 18, 2009, and incorporated by reference herein.
(4)	Filed with Post-Effective Amendment No. 153 on April 13, 2009, and incorporated by reference herein.
(5)	Filed with Post-Effective Amendment No. 157 on June 8, 2009, and incorporated by reference herein.
(6)	Filed with Post-Effective Amendment No. 160 on July 29, 2009, and incorporated by reference herein.
(7)	Filed with Post-Effective Amendment No. 165 on August 28, 2009, and incorporated by reference herein.
(8)	Filed with Post-Effective Amendment No. 167 on October 28, 2009, and incorporated by reference herein.
(9)	Filed with Post-Effective Amendment No. 173 on May 12, 2010, and incorporated by reference herein.
(10)	Filed with Post-Effective Amendment No. 177 on July 27, 2010, and incorporated by reference herein.
(11)	Filed with Post-Effective Amendment No. 178 on August 30, 2010, and incorporated by reference herein.
(12)	Filed with Post-Effective Amendment No. 181 on November 3, 2010, and incorporated by reference herein.

(13)	Filed with Post-Effective Amendment No. 183 on February 11, 2011, and incorporated by reference herein.
(14)	Filed with Amendment No. 243 on March 8, 2011, and incorporated by reference herein.
(15)	Filed with Post-Effective Amendment No. 187 on March 18, 2011, and incorporated by reference herein.
(16)	Filed with Post-Effective Amendment No. 191 on April 19, 2011, and incorporated by reference herein.
(17)	Filed with Post-Effective Amendment No. 210 on July 28, 2011, and incorporated by reference herein.
(18)	Filed with Post-Effective Amendment No. 213 on August 17, 2011, and incorporated by reference herein.
(19)	Filed with Post-Effective Amendment No. 214 on August 19, 2011, and incorporated by reference herein.
(20)	Filed with Post-Effective Amendment No. 279 on August 30, 2011, and incorporated by reference herein.
(21)	To be filed by amendment.

Item 29. Persons Controlled by or Under Common Control with Registrant.

The Trust through the PIMCO CommodityRealReturn Strategy Fund, a separate series of the Trust, wholly owns and controls the PIMCO Cayman Commodity Fund I Ltd. (“CRRS Subsidiary”), a company organized under the laws of the Cayman Islands. The CRRS Subsidiary’s financial statements will be included, on a consolidated basis, in the PIMCO CommodityRealReturn Strategy Fund’s annual and semi-annual reports to shareholders.

The Trust through the PIMCO Global Multi-Asset Fund, a separate series of the Trust, wholly owns and controls the PIMCO Cayman Commodity Fund II Ltd. (“GMA Subsidiary”), a company organized under the laws of the Cayman Islands. The GMA Subsidiary’s financial statements will be included, on a consolidated basis, in the PIMCO Global Multi-Asset Fund’s annual and semi-annual reports to shareholders.

The Trust through the PIMCO CommoditiesPLUS Strategy Fund, a separate series of the Trust, wholly owns and controls the PIMCO Cayman Commodity Fund III Ltd. (“CPS Subsidiary”), a company organized under the laws of the Cayman Islands. The CPS Subsidiary’s financial statements will be included, on a consolidated basis, in the PIMCO CommoditiesPLUS Strategy Fund’s annual and semi-annual reports to shareholders.

The Trust through the PIMCO CommoditiesPLUS Short Strategy Fund, a separate series of the Trust, wholly owns and controls the PIMCO Cayman Commodity Fund IV Ltd. (“CPSS Subsidiary”), a company organized under the laws of the Cayman Islands. The CPSS Subsidiary’s financial statements will be included, on a consolidated basis, in the PIMCO CommoditiesPLUS Short Strategy Fund’s annual and semi-annual reports to shareholders.

The Trust through the PIMCO Inflation Response Multi-Asset Fund, a separate series of the Trust, wholly owns and controls the PIMCO Cayman Commodity Fund VII, Ltd. (“IRMA Subsidiary”), a company organized under the laws of the Cayman Islands. The IRMA Subsidiary’s financial statements will be included, on a consolidated basis, in the PIMCO Inflation Response Multi-Asset Fund’s annual and semi-annual reports to shareholders.

Item 30. Indemnification

Reference is made to Article IV of the Registrant’s Amended and Restated Declaration of Trust, which was filed with the Registrant’s Post-Effective Amendment No. 183 on February 11, 2011.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 31. Business and Other Connections of the Investment Adviser

The directors and executive officers of PIMCO and their business and other connections are as follows:

Name	Business and Other Connections
Amey, Mike	Managing Director, PIMCO
Arnold, Tammie J.	Managing Director, PIMCO
Baker, Brian P.	Managing Director, PIMCO; Director, PIMCO Asia Pte Ltd. and PIMCO Asia Limited (Hong Kong)
Balls, Andrew T.	Managing Director, PIMCO
Benz II, William R.	Managing Director, PIMCO
Bhansali, Vineer	Managing Director, PIMCO
Bridwell, Jennifer S	Managing Director, PIMCO
Callin, Sabrina C.	Managing Director, PIMCO; Acting Head of PIMCO Advisory; and Vice President, StocksPLUS Management, Inc.
Cupps, Wendy W.	Managing Director, PIMCO
Dada, Suhail H.	Managing Director, PIMCO
Dawson, Craig A.	Managing Director, PIMCO; Director, PIMCO Europe Ltd.
Dialynas, Chris P.	Managing Director, PIMCO
Durham, Jennifer E.	Chief Compliance Officer and Executive Vice President, PIMCO. Chief Compliance Officer, the Trust, PIMCO Variable Insurance Trust, PIMCO ETF Trust, PIMCO Equity Series and PIMCO Equity Series VIT
El-Erian, Mohamed A.	Managing Director, Chief Executive Officer and Co- Chief Investment Officer, PIMCO. Senior Vice President, the Trust, PIMCO Funds, PIMCO ETF Trust, PIMCO Equity Series and PIMCO Equity Series VIT. Formerly President and CEO of Harvard Management Co.
Flattum, David C.	Managing Director, General Counsel, PIMCO. Chief Legal Officer, the Trust, PIMCO Variable Insurance Trust, PIMCO ETF Trust, PIMCO Equity Series and PIMCO Equity Series VIT
Gross, William H.	Managing Director, Chief Investment Officer and Executive Committee Member, PIMCO. Director and Vice President, StocksPLUS Management, Inc. Senior Vice President of the Trust, PIMCO Variable Insurance Trust, PIMCO ETF Trust, PIMCO Equity Series and PIMCO Equity Series VIT
Harris, Brent Richard	Managing Director and Executive Committee Member, PIMCO. Director and President, StocksPLUS Management, Inc. Trustee, Chairman and President of the Trust, PIMCO Variable Insurance Trust and PIMCO ETF Trust. Trustee, Chairman and Senior Vice President, PIMCO Equity Series and PIMCO Equity Series VIT. Director, PIMCO Luxembourg S.A. and PIMCO Luxembourg II
Hodge, Douglas M.	Managing Director and Chief Operating Officer, PIMCO; Trustee and Senior Vice President, the Trust, PIMCO Variable Insurance Trust and PIMCO ETF Trust. Senior Vice President, PIMCO Equity Series and PIMCO Equity Series VIT. Director and Vice President, StocksPLUS Management Inc.; Director, PIMCO Europe Ltd., PIMCO Asia Pte Ltd., PIMCO Australia Pty Ltd, PIMCO Japan Ltd. and PIMCO Asia Limited (Hong Kong)
Holden, Brent L.	Managing Director, PIMCO
Hong, Ki Myung	Managing Director, PIMCO. Formerly, Vice Chairman of Asia Pacific, Bank of America Merrill Lynch
Ivascyn, Daniel J.	Managing Director, PIMCO
Jacobs IV, Lew W.	Managing Director, PIMCO

Name	Business and Other Connections
Kashkari, Neel T.	Managing Director, PIMCO. Trustee and President, PIMCO Equity Series and PIMCO Equity Series VIT. Formerly Interim Assistant Secretary for Financial Stability, Assistant Secretary for International Economics and Senior Advisor to Secretary Paulson, United States Department of Treasury
Kiesel, Mark R.	Managing Director, PIMCO
Lown, David C.	Managing Director, PIMCO
Masanao, Tomoya	Managing Director, PIMCO
Mather, Scott A.	Managing Director, PIMCO
Mattu, Ravi K.	Managing Director, PIMCO. Formerly, Head of Research and Strategy, Citadel Securities.
McDevitt, Joseph V.	Managing Director, PIMCO. Director and Chief Executive Officer, PIMCO Europe Limited
Mead, Robert	Managing Director, PIMCO
Mewbourne, Curtis A.	Managing Director, PIMCO
Miller, John M.	Managing Director, PIMCO
Moore, James F.	Managing Director, PIMCO
Ongaro, Douglas J.	Managing Director, PIMCO
Otterbein, Thomas J.	Managing Director, PIMCO
Parikh, Saumil H.	Managing Director, PIMCO
Ravano, Emanuele	Managing Director, PIMCO
Rodosky, Stephen A.	Managing Director, PIMCO
Seidner, Marc Peter	Managing Director, PIMCO
Short, Jonathan D.	Managing Director, PIMCO
Simon, W Scott	Managing Director, PIMCO
Stracke, Christian	Managing Director, PIMCO.
Takano, Makoto	Managing Director, PIMCO; Director and President, PIMCO Japan Ltd.
Wilson, Susan L.	Managing Director, PIMCO
Worah, Mihir P.	Managing Director, PIMCO

The address of PIMCO is 840 Newport Center Drive, Newport Beach, CA 92660.

The address of Allianz Global Investors of America L.P. is 680 Newport Center Drive, Newport Beach, CA 92660.

The address of PS Business Parks, Inc. is 701 Western Avenue, Glendale, CA 91201.

The directors and officers of Research Affiliates LLC (“Research Affiliates”) and their business and other connections are as follows:

Name	Business and Other Connections
Arnott, Robert D.	Founder, Chairman, Chief Executive Officer
Hsu, Jason	Chief Investment Officer
Sherrerd, Katrina F.	Chief Operating Officer
Brightman, Christopher	Director, Head of Investment Management
West, John	Director, Product Specialist
Li, Feifei	Director, Head of Research
Harkins, Daniel M.	Chief Legal & Compliance Officer; Associate Director, Investment Operations
Larsen, Michael	Director, Affiliate Relations

The address of Research Affiliates LLC is 620 Newport Center Drive, Newport Beach, California, 92660.

Item 32. Principal Underwriter

(a)	PIMCO Investments LLC (the “Distributor”) serves as Distributor of Shares of the Trust.

(b)	The officers of the Distributor are:

Name and Principal Business Address*	Positions and Offices With Underwriter	Positions and Offices with Registrant
Short, Jonathon D.	Chairman	None
Sutherland, Eric M.	President	None
Bishop, Gregory A.	Head of Business Management	None
Martin, Colleen M.	Chief Financial Officer and Financial and Operations Principal	None
Ludwig, Steven C.	Chief Compliance Officer and Anti-Money Laundering Compliance Officer	None
Ratner, Joshua D.	Chief Legal Officer	None
Ongaro, Douglas J.	Senior Vice President	None
Wolf, Gregg	Vice President	Vice President
Plump, Steven B.	Vice President	None
Johnson, Eric D.	Vice President	Vice President

*	The business address of all officers of the Distributor is 1633 Broadway, New York, NY 10019.

Item 33. Location of Accounts and Records

The account books and other documents required to be maintained by Registrant pursuant to Section 22(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of Pacific Investment Management Company LLC, 840 Newport Center Drive, Newport Beach, California 92660, State Street Bank & Trust Co., 801 Pennsylvania Ave., Kansas City, Missouri 64105, Boston Financial Data Services—Midwest, 330 W. 9th Street, Kansas City, Missouri 64105 and Boston Financial Data Services, Inc., P.O. Box 8050, Boston, Massachusetts 02266-8050.

Item 34. Management Services

Not applicable

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington in the District of Columbia on the 13th day of December, 2011.

PIMCO FUND

(Registrant)

By:
Brent R. Harris*, President

*By:	/s/ BRENDAN C. FOX
Brendan C. Fox as attorney-in fact

*	Pursuant to power of attorney filed with Post-Effective Amendment No. 177 to Registration Statement No. 33-12113 on July 27, 2010.

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